Exhibit 12.1

March 21, 2018

Noble Advisors, LLC

1817 Homestead Lane, Suite 101

Lancaster, PA 17601

Re: Noble Advisors, LLC Notes Offering

Ladies and Gentlemen:

We have acted as counsel to Noble Advisors, LLC (the “Company”), a Pennsylvania limited liability company, in connection with the issuance of up to $20 million of Subordinated, Unsecured, Interest-Only Promissory Notes, issued in a non-registered offering of the Company pursuant to Regulation A (the “Notes”), as described in the Issuer’s Offering Circular, filed March 21, 2018 (the “Offering Circular”).

The transaction in which the Notes are being issued is evidenced by the following documents, all dated as of the date hereof (except as otherwise indicated) (the “Transaction Documents”):

1. The form of Notes, as attached to the Offering Circular;

2. The Offering Circular;

3. The Subscription Agreement, as attached to the Offering Circular (the “Subscription Agreement”); and

4. The Subordination and Junior Lender Agreement.

We have also reviewed the following:

1. a Subsistence Certificate of the Company, issued by the Pennsylvania Department of State, dated March 13, 2018;

2. the Certificate of Formation of the Company, as certified by the Secretary of State of Pennsylvania, dated March 13, 2018;

3. the Operating Agreement of the Company, as amended to date, certified by the Manager of the Company;

4. Resolutions adopted by the Company on December 11, 2017, certified by The Noble Group, LLC, as the Manager of the Company;

Noble Advisors, LLC

5. Certificate of Formation of The Noble Group, LLC, as certified by the Secretary of State of Pennsylvania, dated March 13, 2018;

6. A Subsistence Certificate of The Noble Group, LLC, issued by the Pennsylvania Department of State, dated March 13, 2018; and

7. Operating Agreement of The Noble Group, LLC, as amended to date, certified by the Manager of The Noble Group, LLC.

The documents listed in the preceding paragraphs 1 through 6 are collectively referred to as the “Entity Documents”, and the document listed in paragraph 7 is referred to herein as the “Certificate.”

In addition, we have reviewed such matters of law and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such organizational documents, certificates, instruments, proceedings and materials, and have made such other investigations and inquiries as we have deemed relevant and necessary to enable us to express the opinions hereinafter expressed. Capitalized terms used herein, and not defined, shall have the meaning ascribed to them in the Offering Circular.

The opinions expressed herein are subject to the following qualifications, limitations, assumptions and exceptions:

A. In the course of our review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed that (i) all representations and warranties as to factual matters made by the Company and The Noble Group, LLC in the Offering Circular and any other instruments or documents relating thereto are accurate and truthful, and (ii) all records and other information made available to us by the Company, and upon which we relied, are complete in all respects. In addition, in making our review of documents executed by entities or persons other than the Company, we have assumed that each of such other entities or persons had all necessary power to enter into and perform all of its obligations under such documents, and have also assumed the due execution and delivery of those documents by each such entity or person pursuant to due authorization.

B. We express no opinion with respect to the enforceability of the Notes as such enforceability may be limited by: (i) general principles of equity regardless of whether considered in a proceeding in equity or at law (and, accordingly, among other consequences, limitations on the availability of any equitable or other specific remedy upon any breach of, or the occurrence of an event of default under, the Notes which may

Noble Advisors, LLC

be subject to the discretion of the court before which any proceedings for such remedy may be brought); (ii) the effect of any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws or equitable principles generally affecting creditors’ rights or remedies; (iii) the effect of certain laws and judicial decisions limiting on constitutional or public policy grounds (a) rights to indemnity or contribution; or (b) the application of a standard of “good faith” or “commercial reasonableness” to any decisions, actions or conduct on the part of any person seeking to enforce any rights.

C. To render these opinions, we have made the investigation described herein. We have not independently verified information obtained from third persons, except as set forth herein.

D. Our opinions set forth herein are based upon and rely upon the current state of the law and, in all respects, are subject to and may be limited by future legislation as well as by developing case law. We assume no obligation to update or supplement our opinions set forth herein to reflect any fact or circumstance that may hereafter come to our attention or any change in laws that may hereafter occur.

E. The opinions expressed herein relate solely to the laws of the United States of America and the Commonwealth of Pennsylvania, and no opinion is expressed with respect to the laws of any other jurisdiction.

F. We express no opinion with respect to: (i) the validity and enforceability of any agreement, covenant or understanding that legal fees may be paid by, or are collectible from, the Company; or (ii) the enforceability of any provisions of the Notes if the enforcement thereof is based upon defaults or breaches which are immaterial to the ultimate performance contemplated thereby.

G. The opinions set forth herein are solely for the benefit of the party to whom this opinion is addressed, in connection with the transactions described above and are not to be used, circulated or referred to for any other purpose or by any other party without our prior written consent.

Based solely upon and subject to the foregoing, it is our opinion that the Notes are duly authorized and, when issued in the manner provided for in the Offering Circular and paid for by the purchasers thereof as described in the Subscription Agreement, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Very truly yours,

/s/ Barley Snyder, LLP